Exhibit 10.iii.a.

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into as of                     , 2009, between The Mosaic Company (the “Company”), a Delaware corporation having its principal place of business in the State of Minnesota, and Steven L. Pinney (“Pinney”), an individual resident of the State of Minnesota.

RECITALS

WHEREAS, Pinney has served as a Senior Vice President Phosphate Operations and Supply Chain of the Company;

WHEREAS, the Company and Pinney have agreed that Pinney will retire from all positions with the Company effective as of August 6, 2009 (the “Retirement Date”);

WHEREAS, Pinney and the Company entered into an Amended and Restated Senior Management Severance and Change In Control Agreement, dated as of March 24, 2008, pursuant to which Pinney would be entitled to receive certain benefits upon the termination of employment under certain circumstances; and

WHEREAS, consistent with the provisions in the Amended and Restated Senior Management Severance and Change In Control Agreement dated March 24, 2008, the Company and Pinney desire to set forth all matters regarding Pinney’s retirement and separation of employment from the Company under the terms of that agreement, and to completely and finally resolve all rights and claims between them.

NOW THEREFORE, in consideration of the foregoing premises, the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pinney and the Company agree as follows:

AGREEMENT

1. Retirement as Senior Vice President Phosphate Operations and Supply Chain. Effective as of the Retirement Date, Pinney hereby retires as a Senior Vice President Phosphate Operations and Supply Chain of the Company, from all other officer positions he currently holds with the Company and its subsidiaries and controlled affiliates and from all director positions he holds with the Company’s subsidiaries and controlled affiliates, and the Company hereby accepts Pinney’s retirement. Up to and including the Retirement Date, Pinney shall continue to receive his base salary and all benefits to which he is currently entitled as a Senior Vice President Phosphate Operations and Supply Chain of the Company. Pinney understands that his participation in all Company employee benefits, plans, programs and fringe benefits shall cease, subject to their terms, as of the Retirement Date unless otherwise noted in this Agreement or as required by applicable law.

2. Compensation at Retirement Date. In consideration for his undertakings under this Agreement and the Amended and Restated Senior Management Severance and Change In Control Agreement, the Company shall make the following payments to, and distributions for the benefit of, Pinney:

(a) Pinney shall receive payment of Three Hundred Ninety-Five Thousand Dollars ($395,000), the equivalent of one times annual base salary, subject to any required withholdings, deductions, and tax reporting requirements.

(b) The parties agree and acknowledge that Pinney was not entitled to any bonus under the Company’s Management Incentive Plan for fiscal 2009. As additional consideration under this Agreement, the parties agree that Pinney shall receive payment of Two Hundred Fifty-Six Thousand Seven Hundred and Fifty Dollars ($256,750.00), subject to any required withholdings, deductions, and tax reporting requirements. Pinney understands that he will not be eligible to receive any MIP bonus payments for fiscal 2010.

(c) The total of Six Hundred Fifty-One Thousand Seven Hundred Fifty Dollars ($651,750.00) due to Pinney as set forth in 2(a) and (b) above shall be paid to Pinney in a lump sum payment representing the amounts described in 2(a) and 2(b) above, subject to any withholdings, deductions, and tax reporting requirements, as soon as administratively possible, but no later than 30 days after the expiration of the rescission and revocation periods set forth in Exhibit A. Distribution of any payments due Pinney under the Mosaic Non-Qualified Deferred Compensation plan or other benefit plans will be made in accordance with the terms of the plan(s) and the requirements of Section 409A of the Internal Revenue Code (IRC).

(d) Section 4(c) of the Amended and Restated Senior Management Severance and Change In Control Agreement is replaced in its entirety with the following. Pinney may elect continuation coverage under Company-provided health and dental plans, to the extent required under federal law (referred to as “COBRA”) and state law. The Company shall pay Pinney in one (1) lump sum payment an amount equal to Eighteen Thousand Five Hundred and Forty Dollars ($18,540.00), subject to any required withholdings, deductions, and tax reporting requirements, as soon as administratively possible, but no later than 30 days after the expiration of the rescission and revocation periods set forth in Exhibit A.

(e) The Company will pay Pinney any unused earned vacation in the amount of Forty-Five Thousand Five Hundred Seventy-Six Dollars ($45,576.00.00), subject to any required withholdings, deductions, and tax reporting requirements, consistent with the Company’s policies as of the Retirement Date.

(f) The Company will offer Pinney executive level outplacement services commensurate with Pinney’s position and experience for a period no longer than twelve (12) months following Pinney’s retirement date or until Pinney finds new employment, whichever occurs first. The cost of outplacement services furnished will be capped at a maximum of Twenty Five Thousand Dollars ($25,000.00). Cash will not be paid in lieu of outplacement services. Pinney will be responsible for any individual tax consequences, if any, relating to the provision of these services.

(g) Receipt of all of the payments described above in this Section 2 is contingent upon Pinney first signing, and not rescinding or revoking, a General Release of All Claims in favor of the Company, in the form attached hereto as Exhibit A, and also continuing to abide by all of Pinney’s continuing obligations to the Company, particularly, but not exclusively, the non-disclosure, non-competition, and non-solicitation covenants contained in Section 4 of this Agreement.

3. Long-Term Incentives. The Compensation Committee of the Company’s Board of Directors (the “Committee”) has previously awarded to Pinney non-qualified stock options to acquire 156,426 shares of the Company’s common stock (having an exercise price equal to the market price per share on the date of grant) (collectively, the “Options”), and 13,762 restricted stock units evidencing the right to receive one share per unit of the Company’s common stock (collectively, the “RSUs”) under the Company’s Long-Term Incentive Program (“LTIP”), in each case, subject to the standard terms and conditions of The Mosaic Company 2004 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”) and applicable award agreements for each such grant or award.

(a) Options. The Committee shall take such actions as are necessary to accelerate the vesting in full, effective as of the Retirement Date, of all Options granted to Pinney that are outstanding and unvested on the Retirement Date. Pinney agrees that, effective on the Retirement Date, all outstanding option award agreements shall be deemed amended hereby to provide that, with respect to all of the Options not exercised by such date, Pinney shall be permitted to exercise them up to and including August 6, 2010; any Options not exercised by August 6, 2010 shall automatically be forfeited by Pinney and may not be exercised thereafter.

(b) RSUs. The Committee shall take such actions as are necessary to accelerate the vesting in full, effective as of the Retirement Date, of all RSUs awarded to Pinney that are outstanding and unvested on the Retirement Date. Pinney understands and agrees that required tax withholding will be deducted from his outstanding RSUs in accordance with the terms of the Omnibus Stock Plan and the Company’s policies.

4. Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. In consideration of receipt of the payments described in Section 2 of this Agreement at or after the Retirement Date, Pinney agrees, as follows:

(a) Non-Disclosure.

(i) Pinney acknowledges that he has received and will, through the Retirement Date, continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Pinney’s possession of this special knowledge is due solely to his employment with the Company. In recognition of the foregoing, Pinney will not, at any time during his remaining employment or following the Retirement Date, for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Pinney’s duties prior to the Retirement Date.

(ii) At or promptly following the Retirement Date, Pinney shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in his possession. Pinney acknowledges and agrees that all such materials are the sole property of the Company and that he will certify in writing to the Company at its request, at or promptly after the Retirement Date, that he has complied with this obligation.

(b) Non-Solicitation.

(i) Pinney specifically acknowledges that the Confidential Information described in this Section 4 includes confidential data pertaining to current and prospective customers and dealers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, Pinney agrees that he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any such customers and dealers with whom he had contact during the twenty-four (24) months preceding the Retirement Date.

(ii) Pinney specifically acknowledges that the Confidential Information described in this Section 4 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Pinney further agrees that, during the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, Pinney will not, directly or indirectly, solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii) Pinney specifically acknowledges that the Confidential Information described in this Section 4 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Pinney agrees that, during the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, he will not, directly or indirectly, solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a business competitive with that of the Company, as described in Section 4(c)(i), or terminate or materially change such vendor’s or supplier’s relationship or agency with the Company.

(iv) Pinney further agrees that, during the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, Pinney will do nothing to interfere with any of the Company’s business relationships.

(c) Non-Competition.

(i) Pinney covenants and agrees that, during the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, he will not, in any geographic market in which he worked on behalf of the Company during the twenty-four (24) months preceding the Retirement Date, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash, nitrogen, fertilizer, or crop nutrition products, any industrial products made with phosphate, potash or nitrogen or any other significant business in which the Company is engaged in or preparing to engage in as of the Retirement Date. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to, operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(ii) During the period prior to the Retirement Date and for the twelve (12) month period following the Retirement Date, Pinney certifies and agrees that he will notify the Chief Executive Officer of the Company (the “CEO”) of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Pinney may make a written request to the CEO for modification of this non-competition covenant; the CEO will determine, in his sole discretion, if the requested modification will be harmful to the Company’s business interests; and the CEO will notify Pinney in writing of the terms of any permitted modification or of the rejection of the requested modification.

For purposes of this Section 4, the Company shall include any existing or future subsidiaries of the Company. A subsidiary of the company shall include a corporation, limited liability company or other entity, a majority of the voting power, the then outstanding shares (or a comparable voting equity interests) entitled to vote in the general election of directors (or persons filling similar governing positions in non-corporate entities) of which is owned by the Company directly or indirectly or individually through another subsidiary of the Company.

5. Company Remedies. Pinney acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services rendered by Pinney as an employee of the Company are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 4 of this Agreement would be highly injurious to the Company, that Pinney’s violation of any provision of Section 4 of this Agreement would cause the Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 4 of this Agreement will be inadequate. Pinney further acknowledges that he has requested, or has had the opportunity to request, that legal counsel review this Agreement and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Pinney specifically agrees that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 4 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

6. Governing Law. This Agreement shall be governed by and construed under Minnesota law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

7. Application of Section 409A. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. In particular, and without limiting the preceding sentence, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A of the Code shall be delayed until the first day of the seventh month after the date of “separation from service” as determined under said Section 409A, such as is provided in Section 4(a) and 4(b) of the Amended and Restated Senior Management Severance and Change In Control Agreement.

8. Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Minnesota, and Pinney hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

9. Entire Agreement. This Agreement, including Exhibit A attached hereto, contains the entire understanding and agreement of the Pinney and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects.

10. Survival. The covenants contained in Section 4 of this Agreement shall remain in full force and effect after the termination of Pinney’s employment with the Company. Pinney and the Company acknowledge and understand that, unless expressly stated above, Pinney’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Pinney’s employment with the Company.

11. No Waiver. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations.

12. Assignment. This Agreement shall be binding upon (and, for the avoidance of doubt, in the case of Pinney’s death or disability) and inure to the benefit of the legal representatives of Pinney. This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company and Pinney will remain bound to fulfill his obligations hereunder. Pinney may not, however, transfer or assign his rights or obligations under this Agreement.

13. Read and Understood. Pinney has read this Agreement carefully and understands each of its terms and conditions. Pinney has sought independent legal counsel of his choice to the extent he deemed such advice necessary in connection with the review and execution of this Agreement.

14. Dispute Resolution. Except or otherwise stated in Section 5 of this Agreement, the parties agree that any disputes arising under this Agreement will be resolved under the Company’s Employment Dispute Resolution Program.

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the date first set forth above.

Steven L. Pinney

THE MOSAIC COMPANY

By: Its:	Richard L. Mack Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

GENERAL RELEASE OF CLAIMS

WITH RESPECT TO THE MOSAIC COMPANY

In exchange for valuable and sufficient consideration described in the Senior Management Severance and Change in Control Agreement accompanying this General Release, on behalf of yourself and your heirs, successors and assigns, you, Steven L. Pinney, hereby release and discharge The Mosaic Company and its affiliates, predecessors, successors, and assigns, as well as all officers, directors, agents, attorneys, and employees of The Mosaic Company, and its affiliates, predecessors, successors, and assigns (collectively, the “Company”) from any and all claims, demands, actions, liabilities, damages, losses, costs, attorneys’ fees, or rights of any kind, whether known or unknown, that you have, have ever had, or may have through your employment termination date, including but not limited to those arising out of or related to your employment or termination of employment.

Scope of Release:

This release extends to and includes, by way of illustration and not limitation, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66, Minn. Stat. § 181.81, Minnesota Parental Leave Act, Minn. Stat. § 181.940 et seq., and Minnesota Whistleblower Act, Minn. Stat. § 181.931 et seq., as well as any other statutory, common law, contract, quasi contract or tort claims, including any claims for failure to pay wages, bonuses, or other forms of compensation and any and all attempts to recover attorneys’ fees. If you are an employee of the Company in Canada or outside of the United States, this release is intended to extend to all similar Canadian, provincial, and local statutory and common law claims and the claims under any other nation’s laws.

This release does not include claims that may not be released or waived as a matter of law. This release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency; however, you hereby waive the right to recover any money damages or other individual relief that may be obtained, by settlement, judgment, or otherwise, as a result of such a charge, investigation, or proceeding.

This release shall not be construed as an admission by the Company that it acted wrongfully with respect to you or any other person, or that you had or have any rights whatsoever against the Company. The Company specifically disclaims any liability to or any wrongful acts against you or any other person, on the part of itself or any of its affiliates, predecessors, successors, assigns, officers, directors, agents, attorneys, and employees.

Acceptance, Rescission, and Revocation Periods:

You may take up to twenty-one (21) days to consider whether to sign this release; although, you may sign it at any time before this period expires. You are hereby advised that you may consult with an attorney before signing this release.

In addition, you may rescind this release as far as it extends to claims or potential claims under the Minnesota Human Rights Act by delivering to the addressee below a notice of your intent to do so within fifteen (15) calendar days following your signing of this release. You further are entitled to revoke this release insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act, to the extent applicable to you, by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Attn: General Counsel

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day time period. The time periods described above shall run concurrently, the day on which you sign this release shall count as the first day of both the fifteen (15) and (7) day time periods, and no allowance will be made should the last day of the time period fall on a weekend or holiday.

Any agreement between you and the Company relating to this release will not become effective until both the rescission and revocation periods have expired, and the Company is not required to pay any amounts pursuant to any agreement relating to this release prior to such time. In the event you provide timely notice of your intent to rescind or revoke this release, the Company may, in its discretion, declare the entire release and any agreement relating to the release null and void. In which case, the Company will have no obligations to you under this release or in connection with any agreement relating to this release, and you shall immediately repay any amounts paid to you as of that date by the Company pursuant to this release or any agreement relating to this release.

Acknowledgment of Knowing and Voluntary Waiver and Also of Release of Claims under the Age Discrimination in Employment Act:

You hereby affirm and acknowledge that you have read the entirety of this General Release, that its provisions are written in language you understand, and, in fact, that you do understand their meaning and effect. You represent that you are entering into the release freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled.

You further acknowledge and affirm your understanding that, to the extent applicable to you, this release specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this agreement and to consult with an attorney before signing this release.

Severability:

Should any part, term, provision, or aspect of this release or any agreement relating to this release be declared to be or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, provisions, or aspects shall not be affected thereby and the said illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this release or any agreement relating to this release.

Acknowledgment:

The persons below have read the foregoing General Release, agree that its provisions are written in language understandable to them, acknowledge the sufficiency of the consideration and obligations described herein, and hereby execute it knowingly and voluntarily with full understanding of its consequences. In witness whereof, the undersigned have executed this General Release on the date shown below.

Dated:	Signed:
Steven L. Pinney

Dated:	The Mosaic Company

By:
Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary